Exhibit 99.2

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Brigham Minerals, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Brigham Minerals, Inc. and subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations, changes in stockholders’ and members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 28, 2022 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Accrued mineral and royalty revenues

As discussed in Note 2 to the consolidated financial statements, the Company recognizes mineral and royalty revenues when control of the product is transferred to the customer, the performance obligations under the terms of the contracts with customers are satisfied, and collectability is reasonably assured. As a non-operator, the Company has limited visibility into the timing of when new wells start producing and production statements may not be received for 30 to 90 days or more after the date production is delivered. As a result, the Company is required to estimate the amount of production delivered to the purchaser and the price that will be received for the sale of the product at each reporting period. Receivables from operators for which the Company did not receive actual information, either due to timing delays or due to the unavailability of data at the time when revenues are recognized, are estimated and recorded within the accounts receivable line item in the consolidated balance sheets. Volume estimates for wells with available historical actual data are based upon (i) the historical actual data for the months the data is available, or (ii) engineering estimates for the months the historical actual data is not available. Pricing estimates are based upon actual prices realized in an area by adjusting the market price for the average basis differential from market on a basin-by-basin basis. The difference between the Company’s estimates and the actual amounts received for mineral and royalty revenues is recorded in the month that payment is received from the operator. At December 31, 2021, the Company had accrued $30.5 million of mineral and royalty revenues.

We identified the assessment of accrued mineral and royalty revenues as a critical audit matter. A high degree of subjective auditor judgment was required to evaluate the estimated volume of production delivered to the related customers, as well as the price that will be received for the sale of the oil, natural gas, and NGLs produced.

The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls related to the Company’s mineral and royalty revenues accrual process, including controls related to the development of the estimates of delivered production volumes and the price that will be received for the sale of such volumes. For a sample of transactions and where available, we compared management’s estimate of delivered production to third party evidence, and where not yet available, to internal estimates obtained from the Company’s internal staff of petroleum engineers and geoscience professionals. We compared the Company’s historical production estimates to actual production volumes to assess the Company’s ability to accurately estimate and we compared the estimated production used by the Company in the current period to historical production. We evaluated the prices used by the Company to estimate the price to be received for the sale of the oil, natural gas, and NGLs produced by independently developing an expectation of price using publicly available prices and historical differentials.

Estimated proved oil and natural gas reserves used in the depletion of evaluated oil and natural gas properties

As discussed in Notes 2 and 3 to the consolidated financial statements, the Company uses the full cost method of accounting for its oil and natural gas properties and amortizes capitalized costs using the unit-of-production method based upon total production for the period and estimated proved reserves quantities. The Company recorded $732.1 million of net oil and natural gas properties as of December 31, 2021, and recorded depletion expense of evaluated oil and natural gas properties of $36.4 million for the year ended December 31, 2021. Estimates of economically recoverable oil and natural gas reserves depend upon a number of factors and assumptions, including the quantities of oil and natural gas reserves ultimately recovered, the timing of drilling and development of properties and the associated recovery of oil and natural gas reserves by the Company’s third-party operators, the amount of operating expenses and future development expenditures incurred by the Company’s third-party operators, and the price received for the production. The Company’s internal staff of petroleum engineers and geoscience professionals prepare an estimate of the proved, probable, and possible oil and natural gas reserves, and the Company engages independent petroleum engineers to evaluate those estimated proved, probable, and possible oil and natural gas reserves.

We identified the assessment of the estimated proved oil and natural gas reserves used in the depletion of evaluated oil and natural gas properties as a critical audit matter. There was a high degree of subjectivity in evaluating the estimate of proved oil and natural gas reserves, as auditor judgment was required to evaluate the assumptions used by the Company related to forecasted production and oil and natural gas prices, inclusive of price differentials.

The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls related to the Company’s depletion process, including controls related to the development of the assumptions listed above used to estimate proved oil and natural gas reserves. We evaluated (1) the professional qualifications of the lead internal petroleum engineer as well as the engineer assigned to the Company by the independent petroleum engineering firm engaged by the Company, (2) the knowledge, skills, and ability of the lead petroleum engineer, the engineer assigned to the Company by the independent petroleum engineering firm, as well as the independent petroleum engineering firm engaged by the Company, and (3) the objectivity of the independent petroleum engineering firm and the engineer assigned to the Company. We assessed the methodology used by the Company’s internal staff of petroleum engineers and geoscience professionals to estimate the proved oil and natural gas reserves and the methodology used by the independent petroleum engineers to evaluate those reserve estimates for consistency with industry and regulatory standards. We compared the Company’s historical production forecasts to actual production volumes to assess the Company’s ability to accurately forecast and we compared the future forecasted production used by the Company in the current period to historical production. We evaluated the oil and natural gas prices used by the Company’s internal staff of petroleum engineers and geoscience professionals by comparing them to publicly available prices and tested the relevant price differentials. We read the findings of the Company’s independent petroleum engineers in connection with our evaluation of the Company’s reserve estimates. We analyzed the depletion expense calculation for compliance with regulatory standards, and checked the accuracy of the depletion expense calculation.

We have served as the Company’s auditor since 2013.

Austin, Texas

February 28, 2022

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Brigham Minerals, Inc.:

Opinion on Internal Control Over Financial Reporting

We have audited Brigham Minerals, Inc. and subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2021 and 2020, the related consolidated statements of operations, changes in stockholders’ and members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes (collectively, the consolidated financial statements), and our report dated February 28, 2022 expressed an unqualified opinion on those consolidated financial statements.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Austin, Texas

February 28, 2022

BRIGHAM MINERALS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
(In Thousands, Except Share Data)	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$20,819	$9,144
Restricted cash	200	—
Accounts receivable	30,539	17,632
Prepaid expenses and other	3,145	3,693

Total current assets	54,703	30,469

Oil and gas properties, at cost, using the full cost method of accounting:
Unevaluated property	338,613	325,091
Evaluated property	633,138	488,301
Less accumulated depreciation, depletion, and amortization	(239,612)	(189,546)

Oil and gas properties, net	732,139	623,846

Other property and equipment	2,060	5,587
Less accumulated depreciation	(1,280)	(4,632)

Other property and equipment, net	780	955

Operating lease right-of-use asset	6,764	—
Deferred tax asset	25,308	24,920
Other assets, net	1,183	771

Total assets	$820,877	$680,961

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$20,473	$7,905
Current operating lease liability	1,178	—

Total current liabilities	21,651	7,905

Long-term bank debt	93,000	20,000
Non-current operating lease liability	5,742	—
Other non-current liabilities	810	1,126
Temporary equity	—	146,280
Equity:
Preferred stock, $0.01 par value; 50,000,000 authorized; no shares issued and outstanding at December 31, 2021 and December 31, 2020	—	—
Class A common stock, $0.01 par value; 400,000,000 authorized, 48,796,518 shares issued and 48,359,888 shares outstanding at December 31, 2021; 43,995,124 shares issued and 43,558,494 shares outstanding at December 31, 2020	488	440
Class B common stock, $0.01 par value; 150,000,000 authorized, 11,371,517 shares issued and outstanding at December 31, 2021; 13,167,687 shares issued and outstanding at December 31, 2020	—	—
Additional paid-in capital	634,564	601,129
Accumulated deficit	(105,096)	(92,392)
Treasury stock, at cost; 436,630 shares at December 31, 2021 and December 31, 2020	(3,527)	(3,527)

Total equity attributable to Brigham Minerals, Inc.	526,429	505,650
Non-controlling interests	173,245	—

Total equity	699,674	505,650

Total liabilities and equity	$820,877	$680,961

The accompanying notes are an integral part of these consolidated financial statements.

BRIGHAM MINERALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(In Thousands, Except per Share Data)	2021	2020	2019
REVENUES
Mineral and royalty revenues	$156,699	$86,245	$97,886
Lease bonus and other revenues	4,518	5,478	3,629

Total revenues	$161,217	$91,723	$101,515
OPERATING EXPENSES
Gathering, transportation and marketing	6,818	6,985	4,985
Severance and ad valorem taxes	9,320	5,606	6,409
Depreciation, depletion, and amortization	36,677	48,238	30,940
Impairment of oil and gas properties	—	79,569	—
General and administrative	22,475	21,619	21,963

Total operating expenses	$75,290	$162,017	$64,297

INCOME (LOSS) FROM OPERATIONS	$85,927	$(70,294)	$37,218

Loss on derivative instruments, net	—	—	(568)
Interest expense, net	(1,701)	(890)	(5,609)
Loss on extinguishment of debt	—	—	(6,892)
Other income, net	53	428	169

Income (loss) before income tax expense	$84,279	$(70,756)	$24,318
Income tax expense (benefit)	16,253	(12,762)	2,679

NET INCOME (LOSS)	$68,026	$(57,994)	$21,639

Less: Net income attributable to Predecessor	—	—	(5,092)
Less: net (income) loss attributable to non-controlling interests and temporary equity	(17,743)	15,582	(9,646)

Net income (loss) attributable to Brigham Minerals, Inc. stockholders	$50,283	$(42,412)	$6,901

NET INCOME (LOSS) PER COMMON SHARE
Basic	$1.13	$(1.11)	$0.26
Diluted	$1.10	$(1.11)	$0.26
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	44,576	38,178	22,870
Diluted	45,632	38,178	22,870

The accompanying notes are an integral part of these consolidated financial statements.

BRIGHAM MINERALS, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ AND MEMBERS’ EQUITY

(In Thousands)	Members’ Contributed Capital	Class A Common Stock		Class B Common Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Total Equity
		Shares	Amount	Shares	Amount
Balance - December 31, 2018	$208,728	—	$—	—	$—	$(3,057)	$168,277	$373,948
Net income attributable to stockholders	—	—	—	—	—	—	848	848
Net income attributable to Predecessor	—	—	—	—	—	—	5,092	5,092

Balance prior to corporate reorganization and IPO	$208,728	—	$—	—	$—	$(3,057)	$174,217	$379,888

Conversion of PE Units for Class A Common Stock and Class B Common Stock	(208,728)	5,322	53	28,778	—	380,205	(171,530)	—
Issuance of common stock in IPO, net of offering cost	—	16,675	167	—	—	273,281	—	273,448
Deferred tax asset arising from the IPO	—	—	—	—	—	13,664	—	13,664
Reclassification of noncontrolling interests to temporary equity	—	—	—	—	—	(518,000)	—	(518,000)
Issuance of common stock upon vesting of RSUs, net of shares withheld for income taxes	—	124	1	—	—	(1,256)	—	(1,255)
Share-based compensation expense	—	—	—	—	—	13,888	—	13,888
Dividends and distributions declared	—	—	—	—	—	—	(15,339)	(15,339)
Net income attributable to stockholders	—	—	—	—	—	—	6,053	6,053
Adjustment of temporary equity to redemption amount	—	—	—	—	—	(51,572)	—	(51,572)
Issuance of common stock in the December 2019 Offering, net of offering costs	—	6,000	60	—	—	102,620	—	102,680
Deferred tax asset arising from issuance of common stock in the December 2019 Offering	—	—	—	—	—	9,508	—	9,508
Conversion of shares of Class B Common Stock to Class A Common Stock	—	5,931	59	(5,931)	—	104,331	—	104,390
Restricted stock forfeited	—	(11)	—	—	—	(34)	—	(34)

Balance - December 31, 2019	$—	34,041	$340	22,847	$—	$323,578	$(6,599)	$317,319

The accompanying notes are an integral part of these consolidated financial statements.

BRIGHAM MINERALS, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ AND MEMBERS’ EQUITY

(CONTINUED)

	Class A Common Stock		Class B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Treasury Stock		Non-controlling Interest	Total Equity
	Shares	Amount	Shares	Amount			Shares	Amount
Balance – December 31, 2019	34,041	$340	22,847	$—	$323,578	$(6,599)	—	$—	$—	$317,319
Issuance of common stock upon vesting of RSUs, net of shares withheld for income taxes	304	2	—	—	(993)	—	—	—	—	(991)
Shares surrendered for tax withholdings on vested equity awards	(19)	—	—	—	(185)	—	—	—	—	(185)
Conversion of shares of Class B Common Stock to Class A Common Stock	9,679	98	(9,679)	—	97,393	—	—	—	—	97,491
Reduction in deferred tax asset arising from conversion of shares of Class B Common Stock to Class A Common Stock	—	—	—	—	(2,640)	—	—	—	—	(2,640)
Purchase of treasury stock	(437)	—	—	—	—	—	437	(3,527)	—	(3,527)
Share-based compensation	—	—	—	—	13,615	—	—	—	—	13,615
Restricted stock forfeitures	(10)	—	—	—	—	—	—	—	—	—
Dividends and distributions declared	—	—	—	—	—	(43,381)	—	—	—	(43,381)
Net loss attributable to stockholders	—	—	—	—	—	(42,412)	—	—	—	(42,412)
Adjustment of temporary equity to redemption value	—	—	—	—	170,361	—	—	—	—	170,361

Balance - December 31, 2020	43,558	$440	13,168	$—	$601,129	$(92,392)	437	$(3,527)	$—	$505,650

Adjustment of temporary equity to carrying value	—	—	—	—	(54,294)	—	—	—	—	(54,294)
Reclassification from temporary equity to non-controlling interest	—	—	—	—	—	—	—	—	202,496	202,496
Conversion of shares of Class B Common Stock to Class A Common Stock	1,796	17	(1,796)	—	27,222	—	—	—	(27,239)	—

The accompanying notes are an integral part of these consolidated financial statements.

	Class A Common Stock		Class B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Treasury Stock		Non-controlling Interest	Total Equity
	Shares	Amount	Shares	Amount			Shares	Amount
Deferred tax asset arising from conversion of shares of Class B Common Stock to Class A Common Stock	—	—	—	—	6,153	—	—	—	—	6,153
Share-based compensation	—	—	—	—	17,751	—	—	—	—	17,751
Restricted stock forfeitures	(5)	—	—	—	—	—	—	—	—	—
Shares surrendered for tax withholdings on vested RSAs	(9)	—	—	—	(145)	—	—	—	—	(145)
Issuance of common stock upon vesting of RSUs and PSUs, net of shares withheld for income taxes	840	9	—	—	(9,556)	—	—	—	—	(9,547)
Issuance of common stock	2,180	22	—	—	46,304	—	—	—	—	46,326
Dividends and distributions declared	—	—	—	—	—	(62,987)	—	—	(17,833)	(80,820)
Net income	—	—	—	—	—	50,283	—	—	15,821	66,104

Balance - December 31, 2021	48,360	$488	11,372	$—	$634,564	$(105,096)	437	$(3,527)	$173,245	$699,674

The accompanying notes are an integral part of these consolidated financial statements.

BRIGHAM MINERALS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
(In Thousands)	2021	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$68,026	$(57,994)	$21,639
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	36,677	48,238	30,940
Impairment of oil and gas properties	—	79,569	—
Share-based compensation expense	9,703	7,529	10,049
Loss on extinguishment of debt	—	—	6,892
Amortization of debt issue costs	313	605	433
Deferred income tax expense/(benefit)	5,766	(9,942)	665
Loss on derivative instruments, net	—	—	568
Net cash received for derivative settlements	—	—	470
Credit losses	475	299	669
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivables	(13,382)	12,359	(10,246)
Decrease (increase) in other current assets	442	(2,005)	1,787
Decrease in other deferred charges	—	45	—
Increase (decrease) in accounts payables and accrued liabilities	1,288	(3,608)	5,112
(Decrease) increase in other long-term liabilities	(109)	165	47

Net cash provided by operating activities	$109,199	$75,260	$69,025

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to oil and gas properties	(103,547)	(66,498)	(219,481)
Additions to other fixed assets	(56)	(492)	(474)
Proceeds from sale of oil and gas properties, net	13,620	1,565	3,123

Net cash used in investing activities	$(89,983)	$(65,425)	$(216,832)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments of short-term debt	—	—	(4,596)
Payments of long-term debt	(4,000)	—	(275,404)
Borrowing of long-term debt	77,000	20,000	105,000
Payment of debt extinguishment fees	—	—	(2,091)
Proceeds from issuance of Class A common stock sold in initial public offering, net of offering costs	—	—	277,075
Proceeds from issuance of Class A common stock, net of offering costs	—	—	102,680
Capital distributions	—	—	(441)
Purchase of treasury stock	—	(3,527)	—
Dividends paid	(60,614)	(42,216)	(14,663)
Distributions to holders of non-controlling interest and temporary equity	(17,864)	(24,670)	(19,731)
Debt issuance cost	(727)	(208)	(1,348)
Payment of employee tax withholding for settlement of equity compensation awards	(1,136)	(1,203)	—

Net cash (used in) provided by financing activities	$(7,341)	$(51,824)	$166,481

Change in cash and cash equivalents and restricted cash	11,875	(41,989)	18,674

Cash and cash equivalents and restricted cash, beginning of period	9,144	51,133	32,459

Cash and cash equivalents and restricted cash, end of period	$21,019	$9,144	$51,133

The accompanying notes are an integral part of these consolidated financial statements.

BRIGHAM MINERALS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(CONTINUED)

	Year Ended December 31,
(In Thousands)	2021	2020	2019
Supplemental disclosure of non-cash activity:
Accrued capital expenditures	$561	$146	$63
Capitalized share-based compensation expense	8,048	6,086	3,818
Issuance of common stock for acquisitions of oil and gas properties	46,349	—	—
Temporary equity cumulative adjustment to redemption value	54,294	(170,361)	51,572
Supplemental cash flow information:
Cash payments for loan commitment fees and interest	$(1,318)	$(715)	$(6,192)
Tax (payments) refunds received	(8,030)	1,211	(832)

The accompanying notes are an integral part of these consolidated financial statements.

BRIGHAM MINERALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business and Basis of Presentation

Description of the Business

Brigham Minerals, Inc. (together with its wholly owned subsidiaries, “Brigham Minerals”, “we”, “us”, “our”, or the “Company”) is a Delaware corporation formed in June 2018 to become a holding company. Brigham Minerals acquired an indirect interest in Brigham Resources, LLC (“Brigham Resources”), our predecessor, on July 16, 2018 in a series of restructuring transactions pursuant to which certain entities affiliated with Warburg Pincus LLC (“Warburg Pincus”) contributed all of their respective interests in the entities through which they held interests in Brigham Resources to Brigham Minerals in exchange for all of the outstanding shares of common stock of Brigham Minerals (the “July 2018 restructuring”). As a result of such restructuring transactions, Brigham Minerals became wholly owned by an entity affiliated with Warburg Pincus, and Brigham Minerals indirectly owned a 16.5% membership interest in Brigham Resources. The remaining outstanding membership interests of Brigham Resources remained with certain other entities affiliated with Warburg Pincus, Yorktown Partners LLC and Pine Brook Road Advisors, LP, Brigham Minerals’ management and its other investors (collectively, the “Original Owners”).

On November 20, 2018, Brigham Resources underwent a second series of restructuring transactions (the “November 2018 restructuring”). In the November 2018 restructuring, Brigham Resources became a wholly owned subsidiary of Brigham Minerals Holdings, LLC (“Brigham LLC”), which was a wholly owned subsidiary of Brigham Equity Holdings, LLC (“Brigham Equity Holdings”), and Brigham Equity Holdings became wholly owned by the owners of Brigham Resources immediately prior to such restructuring, directly or indirectly, through Brigham Minerals. As a result of the foregoing transactions, there was no change in the control or economic interests of the Original Owners and Brigham Minerals in Brigham Resources, although their ownership became indirect through Brigham Equity Holdings and its wholly owned subsidiary, Brigham LLC. The July 2018 restructuring and the November 2018 restructuring are collectively referred to herein as the “2018 corporate reorganizations.”

Brigham Resources wholly owns Brigham Minerals, LLC and Rearden Minerals, LLC (collectively, the “Minerals Subsidiaries”), which acquire and actively manage a portfolio of mineral and royalty interests. The Minerals Subsidiaries are Brigham Resources’ sole material assets.

Initial Public Offering

In April 2019, Brigham Minerals completed its’ initial public offering (the “IPO”) of 16,675,000 shares of Class A common stock at a price to the public of $18.00 per share. This resulted in net proceeds of approximately $273.4 million, after deducting underwriting commissions and discounts and offering expenses, which proceeds were used to repay $200.0 million of existing indebtedness and to fund mineral and royalty acquisitions. As a result of the IPO and the corporate restructuring described in “Note 9—Temporary Equity and Non-controlling Interest”, Brigham Minerals became a holding company whose sole material asset consisted of a 43.3% interest in Brigham LLC, which wholly owns Brigham Resources. Brigham Resources continues to wholly own the Minerals Subsidiaries, which own all of Brigham Resources’ operating assets. In connection with the IPO, Brigham Minerals became the sole managing member of Brigham LLC and is responsible for all operational, management and administrative decisions relating to Brigham LLC’s business and consolidates the financial results of Brigham LLC and its wholly owned subsidiary, Brigham Resources.

December 2019 Offering

On December 16, 2019, Brigham Minerals completed an offering of 12,650,000 shares of its Class A common stock (the “December 2019 Offering”), including 6,000,000 shares issued and sold by Brigham Minerals and an aggregate of 6,650,000 shares sold by certain stockholders of the Company (the “Selling Stockholders”), of which 5,496,813 represents shares issued upon redemption of an equivalent number of their Brigham LLC units, at a price to the public of $18.10 per share ($17.376 per share net of underwriting discounts and commissions). After deducting underwriting discounts, commissions and offering expenses, Brigham Minerals received net proceeds of approximately $102.7 million which were used to repay $80.0 million of existing indebtedness under our revolving credit agreement and mineral and royalty acquisitions. Brigham Minerals did not receive any proceeds from the sale of shares of Class A common stock by the Selling Stockholders.

June 2020 Secondary Offering

On June 12, 2020, Brigham Minerals completed an offering of 6,600,000 shares of its Class A common stock (the “June 2020 Secondary Offering”), all of which were sold by certain stockholders of the Company (the “June 2020 Selling Stockholders”), and 4,872,669 of which represented shares issued upon redemption of an equivalent number of the June 2020 Selling Stockholders’ Brigham LLC Units (together with a corresponding number of shares of Class B common stock in Brigham Minerals), at a price to the public of $13.75 per share. Brigham Minerals did not sell any shares of its common stock in the June 2020 Secondary Offering and did not receive any proceeds pursuant to the June 2020 Secondary Offering.

September 2020 Secondary Offering

On September 15, 2020, Brigham Minerals completed an offering of 5,021,140 shares of its Class A common stock, including 654,931 shares issued pursuant to the option granted to the underwriter to purchase additional shares to cover over-allotments (the “September 2020 Secondary Offering”), all of which were sold by certain stockholders of the Company (the “September 2020 Selling Stockholders”), and 3,062,011 of which represented shares issued upon redemption of an equivalent number of the September 2020 Selling Stockholders’ Brigham LLC Units (together with a corresponding number of shares of Class B common stock in Brigham Minerals), at a price to the public of $8.20 per share. Brigham Minerals did not sell any shares of its Class A common stock in the September 2020 Secondary Offering and did not receive any proceeds pursuant to the September 2020 Secondary Offering. In addition, in connection with the September 2020 Secondary Offering, Brigham Minerals repurchased 436,630 shares of its Class A common stock from the September 2020 Selling Stockholders in a privately negotiated transaction at a price equal to the price per share at which the underwriter purchased shares from the September 2020 Selling Stockholders in the September 2020 Secondary Offering (and Brigham LLC redeemed a corresponding number of Brigham LLC Units held by Brigham Minerals). The repurchased shares are presented in the Company’s consolidated balance sheet as Treasury Stock, at cost.

As of December 31, 2021, Brigham Minerals owned a 81.0% interest in Brigham LLC and the Original Owners owned 19.0% of the outstanding voting stock of Brigham Minerals. Certain other entities affiliated with Yorktown Partners LLC and Pine Brook Road Advisors, LP, which are a subset of the Company’s Original Owners, collectively owned 8.7% of the outstanding voting stock of Brigham Minerals as of December 31, 2021. Yorktown ceased to be an affiliate of the Company on January 20, 2022 in connection with the resignation of W. Howard Keenan, Jr. from the Board of Directors.

Basis of Presentation

The accompanying consolidated financial statements of Brigham Minerals have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements reflect all normal recurring adjustments that, in the opinion of management, are necessary for a fair representation. Brigham Minerals operates in one segment: oil and natural gas exploration and production.

As the primary beneficiary, Brigham Minerals consolidates the financial results of Brigham LLC and its subsidiaries and reports the interest related to the portion of the units in Brigham LLC not owned by Brigham Minerals as temporary equity at December 31, 2020 and as non-controlling interest at March 31, 2021 and thereafter, which will reduce net income attributable to the holders of Brigham Minerals’ Class A common stock. For more information, see “Note 9—Temporary equity and Non-controlling interest.”

2. Significant Accounting Policies

Emerging Growth Company and Large Accelerated Filer Status

As a company with less than $1.07 billion in revenues during its during the twelve months ended December 31, 2020, Brigham Minerals qualified as an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An EGC may take advantage of specified reduced reporting and other regulatory requirements. As a result of Brigham Minerals’ election to avail itself of certain provisions of the JOBS Act, the information that Brigham Minerals provides for periods prior to January 1, 2021, may be different than the information provided by other public companies.

As of June 30, 2021 the total market value of Brigham Minerals’ common equity securities held by non-affiliates exceeded $700 million and as a result, Brigham Minerals became a “large accelerated filer” and ceased to be an EGC as of December 31, 2021. Brigham Minerals was required to accelerate the adoption of Accounting Standards Update (“ASU”) 2016-02 Leases (Topic 842) and ASU 2016-13, Financial Instruments—Credit Losses (Topic 326) for the year ended December 31, 2021 as described below under the heading, “Recently Adopted Accounting Standards”.

Recently Adopted Accounting Standards

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), (or “the new lease standard”) amending the guidance on the accounting for leasing transactions. The new lease standard requires lessees to recognize a lease liability for the obligation to make lease payments and a right-of-use (“ROU”) asset for the right to use the underlying asset for the lease term. ASU 2016-02 does not apply to leases of mineral rights to explore for or use crude oil and natural gas. The ASU replaced most existing lease guidance in GAAP effective upon adoption. The Company adopted the new lease standard during the fiscal year ending December 31, 2021, with a beginning period of adoption of January 1, 2021. The Company made policy elections to apply the following practical expedients as provided in the standards update:

•

an accounting policy election to not apply the recognition requirements in the new standards update to short-term leases (a lease that at commencement date has a lease term of twelve months or less) and not to separate non-lease components from lease components for all asset classes; and

•	a package of practical expedients to not reassess whether a contract contains a lease, lease classification and initial direct costs prior to January 1, 2021.

In January 2018, the FASB issued ASU 2018-01, Land Easement Practical Expedient for Transition to Topic 842, to provide an optional practical expedient to not evaluate existing or expired land easements that were not previously accounted for as leases under Topic 840. The Company enters into land easements as a lessor, on a routine basis as part of its ongoing operations and has many such agreements currently in place; however, the Company did not account for any land easements under Topic 840. As this guidance serves as an amendment to the new lease standard, the Company elected this practical expedient, which became effective upon the date of adoption of the new lease standard. For Brigham Minerals, as a lessor, the amounts received with respect to term-based land easement payments were immaterial during the fiscal year ending December 31, 2021. The Company will assess any new land easements to determine whether the arrangement should be accounted for as a lease. Perpetual-based land easements are not in scope under the new lease standard.

In July 2018, the FASB issued ASU 2018-11 Leases (Topic 842): Targeted Improvements, which provides for another transition method, in addition to the existing transition method, by allowing entities to initially apply the new leases standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption (i.e. comparative periods presented in the financial statements will continue to be in accordance with current GAAP (Topic 840, Leases) and applying the modified retrospective approach, with a cumulative-effect adjustment to the opening balance of retained earnings as of the adoption date. The Company elected this transition approach, however the cumulative impact of adoption in the opening balance of retained earnings as of January 1, 2021 was immaterial.

Financial Instruments — Credit Losses

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses. In May 2019, ASU 2016-13 was subsequently amended by ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses and ASU 2019-05, Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief. ASU 2016-13, as amended, affects trade receivables, financial assets and certain other instruments that are not measured at fair value through net income. This ASU replaced the currently required incurred loss approach with an expected loss model for instruments measured at amortized cost. The Company adopted ASU 2016-13 during the fiscal year ending December 31, 2021, with a beginning period of adoption of January 1, 2021. The impact of the adoption of ASU 2016-13 on the consolidated financial statements of Brigham Minerals was immaterial. ASU 2016-13 was applied using a modified retrospective approach, with a cumulative-effect adjustment to the opening balance of retained earnings as of the adoption date, however, the cumulative impact of adoption in the opening balance of retained earnings as of January 1, 2021 was immaterial.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in the consolidated financial statements and accompanying notes. Although management believes these estimates are reasonable, actual results could differ from these estimates. Changes in estimates are recorded prospectively.

The accompanying consolidated financial statements are based on a number of significant estimates including quantities of oil, natural gas and NGLs reserves that are the basis for the calculations of depreciation, depletion, amortization (“DD&A”) and impairment of oil and natural gas properties. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas and there are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, reserve estimates may differ from the quantities of oil and natural gas that are ultimately recovered. Brigham Minerals’ reserve estimates are audited by Cawley, Gillespie & Associates, Inc. (“CG&A”), an independent petroleum engineering firm. Other items subject to significant estimates and assumptions include the carrying amount of oil and natural gas properties, share-based compensation expenses and revenue accruals.

Cash and Cash Equivalents

Brigham Minerals considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Receivables consist of royalty income due from operators for oil and gas sales to purchasers. Those purchasers remit payment for production to the operator of our properties and the operator, in turn, remits payment to us. Receivables from third parties for which we did not receive actual information, either due to timing delays or due to the unavailability of data at the time when revenues are recognized, are estimated. Volume estimates for wells with available historical actual data are based upon (i) the historical actual data for the months the data is available, or (ii) engineering estimates for the months the historical actual data is not available. We do not recognize revenues for wells with no historical actual data because we cannot conclude that it is probable that a significant revenue reversal will not occur in future periods. Pricing estimates are based upon actual prices realized in an area by adjusting the market price for the average basis differential from market on a basin-by-basin basis.

Brigham Minerals routinely reviews outstanding balances, assesses the financial strength of its operators and records a reserve for amounts not expected to be fully recovered, using a current expected credit loss model. We recorded credit losses of $0.5 million, $0.3 million and $0.6 million for the years ended December 31, 2021, 2020 and 2019, respectively, which was included in general and administrative expenses.

At December 31, 2021 and 2020, accounts receivable was comprised of the following:

	December 31,
(In Thousands)	2021	2020
Accounts receivable
Oil and gas sales	$30,485	$17,413
Reserve for credit losses	(995)	(855)
Other	1,049	1,074

Total accounts receivables	$30,539	$17,632

Concentration of Credit Risk and Significant Customers

Financial instruments that potentially subject Brigham Minerals to concentrations of credit risk consist of cash, accounts receivable, and its revolving credit facility. Cash and cash equivalents are held in a few financial institutions in amounts that may, at times, exceed federally insured limits. However, no losses have been incurred and management believes that counterparty risks are minimal based on the reputation and history of the institutions selected. Accounts receivable are concentrated among operators and purchasers engaged in the energy industry within the United States. Management periodically assesses the financial condition of these entities and institutions and considers any possible credit risk to be minimal. Concentrations of oil and gas sales to significant customers (operators) are presented in the table below.

	For the Years Ended December 31,
	2021	2020	2019
Exxon Mobil Corp.	13%	11%	10%
Occidental Petroleum Corp.	11%	12%	16%
ConocoPhillips Company (1)	11%	14%	—%
Continental Resources, Inc.	10%	10%	12%

(1)	ConocoPhillips Company acquired Royal Dutch Shell’s subsidiary, Shell Enterprises LLC, interest in Shell’s Permian assets.

Management does not believe that the loss of any customer would have a long-term material adverse effect on our financial position or the results of operations. For the year ended December 31, 2021, we received revenues from 178 operators with approximately 67% of revenues coming from the top ten operators on our properties. For the year ended December 31, 2020, we received revenues from 145 operators with approximately 70% of revenues coming from the top ten operators on our properties.

Financial Instruments

Brigham Minerals’ financial instruments consist of cash and cash equivalents, receivables, payables, derivative assets and liabilities, and long-term debt. The carrying amounts of cash and cash equivalents, receivables and payables approximate fair value due to the highly liquid or short-term nature of these instruments.

The fair values of Brigham Minerals’ derivative assets and liabilities are based on a third-party industry-standard pricing model using contract terms and prices and assumptions and inputs that are substantially observable in active markets throughout the full term of the instruments, including forward oil and gas price curves, discount rates, volatility factors and credit risk adjustments.

The carrying amount of long-term debt associated with borrowings outstanding under Brigham Minerals’ revolving credit facility approximates fair value as borrowings bear interest at variable market rates. See “Note 5—Fair Value Measurements” and “Note 6—Long-Term Debt.”

Oil and Gas Properties

Brigham Minerals uses the full cost method of accounting for its oil and natural gas properties. Under this method, all acquisition costs incurred for the purpose of acquiring mineral and royalty interests and certain related employee costs are capitalized into a full cost pool. Costs associated with general corporate activities are expensed in the period incurred.

Capitalized costs are amortized using the units-of-production method. Under this method, the provision for depletion is calculated by multiplying total production for the period by a depletion rate. The depletion rate is determined by dividing the total unamortized cost base by net equivalent proved reserves at the beginning of the period.

Costs associated with unevaluated properties are excluded from the amortizable cost base until a determination has been made as to the existence of proved reserves. Unevaluated properties are reviewed periodically to determine whether the costs incurred should be reclassified to the full cost pool and subjected to amortization. The costs associated with unevaluated properties primarily consist of acquisition costs and capitalized general and administrative costs. Unevaluated properties are assessed for impairment on an individual basis or as a group if properties are individually insignificant. The assessment includes consideration of the following factors, among others: expectation of future drilling activity; past drilling results and activity; geological and geophysical evaluations; the assignment of proved reserves; and the economic viability of development if proved reserves are assigned. During any period in which these factors indicate an impairment, the cumulative acquisition costs incurred to date for such property are transferred to the full cost pool and are then subject to amortization. There was no impairment recorded for unevaluated properties in 2021, 2020 and 2019.

Sales and abandonments of oil and natural gas properties being amortized are accounted for as adjustments to the full cost pool, with no gain or loss recognized unless the adjustments would significantly alter the relationship between capitalized costs and proved reserves. A significant alteration would not ordinarily be expected to occur upon the sale of reserves involving less than 25% of the reserve quantities of a cost center.

Natural gas volumes are converted to barrels of oil equivalent (Boe) at the rate of six thousand cubic feet (Mcf) of natural gas to one barrel (Bbl) of oil. This convention is not an equivalent price basis and there may be a large difference in value between an equivalent volume of oil versus an equivalent volume of natural gas.

Under the full cost method of accounting, total capitalized costs of oil and natural gas properties, net of accumulated depletion and related deferred income taxes, may not exceed an amount equal to the present value of future net revenues from proved reserves, discounted at 10% per annum (“PV-10”), plus the cost of unevaluated properties less related income tax effects (the ceiling limitation). A ceiling limitation is calculated at each reporting period. If total capitalized costs, net of accumulated DD&A and related deferred income taxes are greater than the ceiling limitation, a write-down or impairment of the full cost pool is required. A write-down of the carrying value of the full cost pool is a noncash charge that reduces earnings and impacts equity in the period of occurrence and typically results in lower depletion expense in future periods. Once incurred, a write-down cannot be reversed at a later date. The ceiling limitation calculation is prepared using an unweighted arithmetic average of oil prices (“SEC oil price”) and natural gas prices (“SEC gas price”) as of the first day of each month for the trailing 12-month period ended December 31, 2021, adjusted by area for energy content, transportation fees and regional price differentials, as required under the guidelines established by the SEC. If applicable, these net wellhead prices would be further adjusted to include the effects of any fixed price arrangements for the sale of oil and natural gas. See “Note 3—Oil and Gas Properties” for further discussion.

Leases

The Company determines if an arrangement is a lease at inception of the arrangement. To the extent that we determine an arrangement represents a lease, we classify that lease as an operating lease or a finance lease, depending on the lease classification guidance. We currently do not have any finance leases. We capitalize our operating leases through an operating lease ROU asset and a corresponding operating lease liability on our consolidated balance sheets. ROU assets represent our right to use an underlying asset for the lease term and operating lease liabilities represent our obligation to make lease payments arising from the lease. Short-term leases that have an initial term of one year or less are not capitalized but are disclosed. Short-term lease costs exclude expenses related to leases with a lease term of one month or less.

Our operating leases are reflected as operating lease right-of-use asset, current operating lease liability and non-current operating lease liability on our consolidated balance sheets. Operating lease ROU assets and liabilities are recognized at the commencement date of an arrangement based on the present value of lease payments over the lease term. In addition to the present value of lease payments, the operating lease ROU asset also includes any lease payments made to the lessor prior to lease commencement less any lease incentives and initial direct costs incurred. Lease expense for operating lease payments is recognized on a straight-line basis over the lease term.

Nature of Leases

We lease certain office space under a non-cancelable lease for our corporate headquarters. Our office agreements are typically structured with non-cancelable terms of one to ten years. We have concluded our office agreements represent operating leases with a lease term that equals the primary non-cancelable contract term. Upon completion of the primary term, both parties have substantive rights to terminate the lease. As a result, enforceable rights and obligations do not exist under the rental agreements subsequent to the primary term.

Discount Rate

Our office agreement does not provide an implicit rate. Accordingly, we are required to use our incremental borrowing rate in determining the present value of lease payments based on the information available at commencement date. Our incremental borrowing rate reflects the estimated rate of interest that we would pay to borrow on a collateralized basis over a similar term in an amount equal to the lease payments in a similar economic environment. We use the implicit rate in the limited circumstances in which that rate is readily determinable.

Practical Expedients and Accounting Policy Elections

Certain of our lease agreements include lease and non-lease components. For all existing asset classes with multiple component types, we have utilized the practical expedient that exempts us from separating lease components from non-lease components. Accordingly, we account for the lease and non-lease components in an arrangement as a single lease component.

In addition, for all of our existing asset classes, we have made an accounting policy election not to apply the lease recognition requirements to our short-term leases (that is, a lease that, at commencement, has a lease term of 12 months or less and does not include an option to purchase the underlying asset that we are reasonably certain to exercise). Accordingly, we recognize lease payments related to our short-term leases in our statements of operations on a straight-line basis over the lease term which has not changed from our prior recognition. To the extent that there are variable lease payments, we recognize those payments in our statements of operations in the period in which the obligation for those payments is incurred. Lease payments on our short-term leases during the years ended December 31, 2021, 2020 and 2019 were immaterial.

Accounting for Leases as a Lessor

The Company acts as a lessor with respect to amounts received for land easements (also commonly referred to as rights of way). Land easements represent the right to use, access, or cross another entity’s land for a specified purpose. The Company elected to apply the land easement practical expedients and does not evaluate existing or expired land easements that were not previously accounted for as leases under Topic 840. A land easement may be perpetual or term-based. Perpetual easements are not in scope under the new leasing standard. All term-based land easements granted by the Company during the year ended December 31, 2021 were immaterial in the aggregate.

See “Note 7—Leases” for additional disclosures of the Company’s leases.

Share-Based Compensation

Brigham Minerals accounts for its share-based compensation including grants of the Incentive Units (as hereinafter defined), restricted stock awards, time-based restricted stock units and performance-based stock units in the consolidated statements of operations based on their estimated fair values at grant date. Brigham Minerals uses a Monte Carlo simulation to determine the fair value of performance-based stock units. Brigham Minerals recognizes expense on a straight-line basis over the vesting period of the respective grant, which is generally the requisite service period. Brigham Minerals capitalizes a portion of the share-based compensation expense to oil and gas properties on the consolidated balance sheets. Share-based compensation expense is included in general and administrative expenses in Brigham Minerals’ consolidated statements of operations included within this Annual Report. There was approximately $16.5 million of unamortized compensation expense relating to outstanding awards at December 31, 2021, a portion of which will be capitalized. The unrecognized share-based compensation expense will be recognized on a straight-line basis over the remaining vesting periods of the awards. Brigham Minerals accounts for forfeitures as they occur.

Earnings Per Share

Brigham Minerals uses the “if-converted” method to determine the potential dilutive effect of its Class B common stock and the treasury stock method to determine the potential dilutive effect of outstanding Incentive Units, RSAs, RSUs, and PSUs.

Employee Benefit Plan

We sponsor a 401(k) tax-deferred savings plan for our employees. We match 100% of each employee’s contributions, up to 6% of the employee’s total compensation. Brigham Resources may also contribute additional amounts at its discretion. Brigham Resources contributed $0.4 million, $0.4 million and $0.3 million, to the 401(k) plan for each of the years ended December 31, 2021, 2020, and 2019.

Income Taxes

Brigham Minerals accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are calculated by applying existing tax laws and the rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

Brigham Minerals periodically assesses whether it is more likely than not that it will generate sufficient taxable income to realize its deferred income tax assets, including net operating losses. In making this determination, Brigham Minerals considers all available positive and negative evidence and makes certain assumptions. Brigham Minerals considers, among other things, its deferred tax liabilities, the overall business environment, its historical earnings and losses, current industry trends and its outlook for future years.

Temporary Equity

Brigham Minerals accounted for the Original Owners’ 23.2% interest in Brigham LLC as of December 31, 2020, as temporary equity as a result of certain redemption rights held by the Original Owners as discussed in “Note 9—Temporary Equity and Non-controlling Interest.” As such, the Company adjusted temporary equity to its maximum redemption amount at the balance sheet date, if higher than the carrying amount. The redemption amount is based on the 10-day volume-weighted average closing price (“VWAP”) of Class A shares at the end of the reporting period. Changes in the redemption value are recognized immediately as they occur, as if the end of the reporting period was also the redemption date for the instrument, with an offsetting entry to additional paid-in capital. Temporary equity is reclassified to permanent equity (i) upon Conversion of Class B common stock (and an equivalent number of Brigham LLC Units) to Class A common stock, or (ii) when holders of Class B common stock no longer control a majority of the votes of the Company’s Board of Directors (the “Board of Directors”) through direct representation on the Board of Directors, and no longer control the determination of whether to make a cash payment upon a Brigham Unit Holder’s exercise of its Redemption Right.

As a result of the appointment of an additional independent member to our Board of Directors on February 19, 2021, the holders of Class B common stock no longer hold a majority of the votes of the Board of Directors and no longer control the Board of Directors through direct representation on the Board of Directors. Consequently, after February 19, 2021, Class B common stock is presented as non-controlling interest (as discussed below) in the consolidated balance sheets of Brigham Minerals.

Non-Controlling Interest

As of February 19, 2021 and thereafter, the holders of Class B common stock no longer control a majority of the votes of the Board of Directors through direct representation on the Board of Directors, and no longer control the determination of whether to make a cash payment upon each holder of Brigham LLC Unit’s (each a “Brigham LLC Unit Holder”) exercise of its Redemption Right (as hereinafter defined). As such, at December 31, 2021, Brigham Minerals accounts for Brigham LLC Unit Holders’ 19.0% interest in Brigham LLC not owned by Brigham Minerals as non-controlling interest. For further discussion, see “Note 9—Temporary Equity and Non-controlling Interest.”

Revenue from Contracts with Customers

Mineral and royalty revenues

Mineral and royalty revenues are generally recognized when control of the product is transferred to the customer, the performance obligations under the terms of the contracts with customers are satisfied and collectability is reasonably assured. All of the Company’s oil, natural gas and NGL sales are made under contracts with customers (operators). The performance obligations for the Company’s contracts with customers are satisfied at a point in time through the delivery of oil and natural gas to its customers. Accordingly, the Company’s contracts do not give rise to contract assets or liabilities. The Company typically receives payment for oil, natural gas and NGL sales within 60 days of the month of delivery, which can extend up to 9 months after initial production from the well. The Company’s contracts for oil, natural gas and NGL sales are standard industry contracts that include variable consideration based on the monthly index price and adjustments that may include counterparty-specific provisions related to volumes, price differentials, discounts and other adjustments and deductions. As each unit of product represents a separate performance obligation and the consideration is variable as it relates to oil and natural gas prices, Brigham Minerals recognizes revenue from oil and natural gas sales using the allocation exception for variable consideration in ASC 606.

During the twelve months ending December 31, 2021, 2020 and 2019 the disaggregated revenues from sales of oil, natural gas and NGLs are as follows:

	For the Years Ended December 31,
Disaggregated revenues (in thousands)	2021	2020	2019
Oil sales	$110,791	$67,909	$82,048
Natural gas sales	27,070	10,443	9,724
NGL sales	18,838	7,893	6,114

Total mineral and royalty revenues	$156,699	$86,245	$97,886

Lease bonus and other income

Brigham Minerals also earns revenue from lease bonuses, delay rentals, and right-of-way payments. We generate lease bonus revenue by leasing our mineral interests to exploration and production companies. A lease agreement represents our contract with a customer and generally transfers the rights to any oil or natural gas discovered, grants us a right to a specified royalty interest, and requires that drilling and completion operations commence within a specified time period. The Company recognizes lease bonus revenues when the lease agreement has been executed, payment has been received, and the Company has no further obligation to refund the payment. At the time Brigham Minerals executes the lease agreement, Brigham Minerals expects to receive the lease bonus payment within a reasonable time, though in no case more than one year, such that Brigham Minerals has not adjusted the expected amount of consideration for the effects of any significant financing component per the practical expedient in ASC 606. Brigham Minerals also recognizes revenue from delay rentals to the extent drilling has not started within the specified period, payment has been received, and we have no further obligation to refund the payment. Right-of-way payments are recorded by the Company when the agreement has been executed, payment is determined to be collectable, and the Company has no further obligation to refund the payment.

Allocation of transaction price to remaining performance obligations

Mineral and royalty revenues

Brigham Minerals’ right to royalty income does not originate until production occurs and, therefore, is not considered to exist beyond each day’s production. Therefore, there are no remaining performance obligation under any of our royalty income contracts.

Lease bonus and other income

Given that Brigham Minerals does not recognize lease bonus or other income until a lease agreement has been executed, at which point its performance obligation has been satisfied, and payment is received, Brigham Minerals does not record revenue for unsatisfied or partially unsatisfied performance obligations as of the end of the reporting period.

Prior-period performance obligations

Brigham Minerals records revenue in the month production is delivered to the purchaser. As a non-operator, Brigham Minerals has limited visibility into the timing of when new wells start producing and production statements may not be received for 30 to 90 days or more after the date production is delivered. As a result, Brigham Minerals is required to estimate the amount of production delivered to the purchaser and the price that will be received for the sale of the product. The expected sales volumes and prices for these properties are estimated and recorded within the accounts receivable line item in the accompanying consolidated balance sheets. The difference between the Company’s estimates and the actual amounts received for oil and natural gas sales is recorded in the month that payment is received from the third party. For the years ended December 31, 2021, 2020 and 2019, revenue recognized in the reporting periods related to performance obligations satisfied in prior reporting periods was immaterial.

Debt Issuance Cost

Other assets include capitalized debt issuance costs of $1.2 million and $0.8 million, net of accumulated amortization of $1.1 million and $0.8 million as of December 31, 2021 and 2020, respectively. Debt issuance costs were incurred in connection with establishing and amending credit facilities for Brigham Resources and are amortized over the term of the credit facilities using the straight-line method, which approximates the effective interest rate method. Amortization expense for debt issue costs was $0.3 million, $0.6 million and $0.4 million for the years ended December 31, 2021, 2020, and 2019. During the year ended December 31, 2020, we wrote off debt issuance cost of $0.3 million as a result of the reduction of the borrowing base on our revolving credit facility that occurred in May 2020.

3. Oil and Gas Properties

Brigham Minerals uses the full cost method of accounting for its oil and natural gas properties. Under this method, all acquisition costs incurred for the purpose of acquiring mineral and royalty interests are capitalized into a full cost pool. In addition, certain internal costs (or “capitalized general and administrative costs”), are also included in the full cost pool. Capitalized general and administrative costs were $13.0 million, $10.2 million and $7.4 million for the years ended December 31, 2021, 2020, and 2019, respectively. Capitalized costs do not include any costs related to general corporate overhead or similar activities, which are expensed in the period incurred. Oil and gas properties consisted of the following:

	December 31,
(In Thousands)	2021	2020
Oil and gas properties, at cost, using the full cost method of accounting:
Unevaluated property	$338,613	$325,091
Evaluated property	633,138	488,301

Total oil and gas properties, at cost	971,751	813,392
Less accumulated depreciation, depletion, and amortization	(239,612)	(189,546)

Total oil and gas properties, net	$732,139	$623,846

Costs not subject to depletion are as follows, by the year in which such costs were incurred:

	By Year:
(In Thousands)	Total	2021	2020	2019	2018	2017	Prior
Property Acquisition costs	$338,613	$45,885	$32,456	$71,385	$64,582	$58,619	$65,686

Capitalized costs are depleted on a unit of production basis based on proved oil and natural gas reserves. Depletion expense was $36.4 million, $47.3 million and $30.4 million for the year ended December 31, 2021, 2020 and 2019, respectively. Average depletion of proved properties was $11.05, $13.63 and $11.22 per Boe for the year ended December 31, 2021, 2020 and 2019, respectively.

Under the full cost method of accounting, total capitalized costs of oil and natural gas properties, net of accumulated depletion and related deferred income taxes, may not exceed an amount equal to the present value of future net revenues from proved reserves, discounted at 10% per annum (“PV-10”), plus the cost of unevaluated properties, less related income tax effects (the “ceiling test”). A write-down of the carrying value of the full cost pool (“impairment charge”) is a noncash charge that reduces earnings and impacts equity in the period of occurrence and typically results in lower depletion expense in future periods. A ceiling test is calculated at each reporting period. The ceiling test calculation is prepared using an unweighted arithmetic average of oil prices (“SEC oil price”) and natural gas prices (“SEC gas price”) as of the first day of each month for the trailing 12-month period ended, adjusted by area for energy content, transportation fees and regional price differentials, as required under the guidelines established by the SEC. At December 31, 2021, 2020 and 2019, the SEC oil price and SEC gas price used in the calculation of the ceiling test, adjusted by area for energy content, transportation fees and regional price differentials, were $66.56, $39.57, and $55.65 per barrel of oil and $3.64, $2.00, and $2.60 per MMbtu of natural gas, respectively. During the year ended December 31, 2020, Brigham Minerals recorded ceiling test impairment charges of $79.6 million to oil and gas properties, net, as a result of its quarterly ceiling test analysis. The impairment charges were due to declining SEC oil prices and SEC gas prices, as well as certain reclassification of proved undeveloped reserves to probable and possible reserves, as a result of a slowdown in operator activity. There were no impairment charges during the years ended December 31, 2021 and 2019.

A decline in the SEC oil price or the SEC gas price could lead to impairment charges in the future and such impairment charges could be material, such as occurred in the third and fourth quarters of 2020. In addition to the impact of lower prices, any future changes to assumptions of drilling and completion activity, development timing, acquisitions or divestitures of oil and gas properties, proved undeveloped locations, and production and other estimates may require revisions to estimates of total proved reserves which would impact the amount of any impairment charge.

4. Acquisitions and Divestitures

DJ Acquisition

On November 3, 2021, the Company entered into a definitive purchase and sale agreement to acquire approximately 8,400 net royalty acres primarily in Weld County, Colorado, operated by PDC Energy, Inc., Chevron Corporation, Occidental Petroleum and Civitas Resources for 2.2 million shares of the Company’s common stock and $43.1 million of cash, net of $1.7 million of customary closing adjustments. The DJ Acquisition closed on December 15, 2021. The cash portion of the purchase price was funded through a combination of cash on hand and borrowings under the Company’s revolving credit facility.

The following table presents the acquisition consideration paid in the DJ Acquisition (in thousands, except the number of shares and price per share):

Consideration:
Class A shares of Brigham Minerals, Inc. common stock issued at closing	2,180,128
Closing price per share of Brigham Minerals, Inc. common stock on the closing date	$21.26

Fair Value of Brigham Minerals, Inc. common stock issued	$46,349
Cash consideration	43,083

Total consideration (including fair value of Brigham Minerals, Inc. common stock issued)	$89,432

The DJ Acquisition has been accounted for as an asset acquisition and the allocation of the purchase price was $17.9 million to unevaluated properties and $71.5 million to evaluated properties.

Other Acquisitions

During the years ended December 31, 2021 and 2020, Brigham Minerals entered into a number of acquisitions of mineral and royalty interests from various sellers in Texas, Oklahoma, Colorado, New Mexico, and North Dakota, as reflected in the table below. The change in the oil and natural gas property balance for the year ended December 31, 2021 is comprised of payments for acquisitions of minerals, land brokerage costs and capitalized general and administrative expenses that were funded with our retained operating cash flow, proceeds from asset sales and our revolving credit facility (hereinafter defined). The changes in the oil and natural gas property balance for the year ended December 31, 2020 were partially funded with proceeds from the December 2019 Offering as well as our retained cash flow and our revolving credit facility.

	Assets Acquired		Cash Consideration Paid
(In Thousands)	Evaluated	Unevaluated
Year ended December 31, 2021	$26,822	$34,056	$60,878
Year ended December 31, 2020	$30,856	$35,725	$66,581

Divestitures

During the year ended December 31, 2021, Brigham Minerals divested certain non-core, primarily undeveloped acreage in Oklahoma and received cash of $13.6 million.

5. Fair Value Measurements

We classify financial assets and liabilities that are measured and reported at fair value on a recurring basis using a hierarchy based on the inputs used in measuring fair value. GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). We classify the inputs used to measure fair value into the following hierarchy:

•	Level 1: Inputs based on quoted market prices in active markets for identical assets or liabilities at the measurement date.

•

Level 2: Inputs based on quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active or other inputs that are observable and can be corroborated by observable market data.

•

Level 3: Inputs that reflect management’s best estimates and assumptions of what market participants would use in pricing the asset or liability at the measurement date. The inputs are unobservable in the market and significant to the valuation of the instruments.

Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. In such instances, the transfer would be reported at the beginning of the period in which the change occurs.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Brigham Minerals had no financial assets or liabilities that were accounted for at fair value on a recurring basis at December 31, 2021 and 2020.

Brigham Minerals had no derivative contracts in place as of December 31, 2021 and 2020. Commodity derivative instruments are valued using a third-party industry-standard pricing model using contract terms and prices and assumptions and inputs that are substantially observable in active markets throughout the full term of the instruments, including forward oil and gas price curves, discount rates and volatility factors. The fair values are also compared to the values provided by the counterparties for reasonableness and are adjusted for the counterparties’ credit quality for derivative assets and our credit quality for derivative liabilities. As such, these derivative contracts are classified within Level 2.

Brigham Minerals had no transfers into or out of Level 1 and no transfers into or out of Level 2 for the years ended December 31, 2021 and 2020.

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

Certain nonfinancial assets and liabilities, such as assets and liabilities acquired in a business combination, are measured at fair value on a nonrecurring basis on the acquisition date and are subject to fair value adjustments under certain circumstances. The inputs used to determine such fair value are primarily based upon internally developed cash flow models and include factors such as estimates of economic reserves, future commodity prices and risk-adjusted discount rates, and are classified within Level 3.

Fair Value of Other Financial Instruments

The carrying value of cash, trade and other receivables and trade payables are considered to be representative of their respective fair values due to the short-term nature of these instruments. The carrying amount of debt outstanding pursuant to our revolving credit facility approximates fair value as interest rates on the revolving credit facility approximate current market rates. We categorized our long-term debt within Level 2 of the fair value hierarchy.

6. Long-Term Debt

Revolving Credit Facility

On May 16, 2019 (the “closing date”) Brigham Resources entered into a credit agreement with Wells Fargo Bank, N.A., as administrative agent for the various lenders from time to time party thereto, providing for a revolving credit facility (our “revolving credit facility”). Our revolving credit facility is guaranteed by Brigham Resources’ domestic subsidiaries and is collateralized by a lien on a substantial portion of Brigham Resources and its domestic subsidiaries’ assets, including a substantial portion of their respective royalty and mineral properties.

On July 7, 2021, Brigham Resources entered into the Third Amendment to the credit agreement (the “Third Amendment”). The Third Amendment, among other things, evidenced an increase of the borrowing base and elected commitments under the prior credit agreement from $135.0 million to $165.0 million and the addition of leverage (maximum 3.00x) and liquidity (minimum 10% of total net revolving commitments) conditions to Brigham Resources’ ability to pay dividends or distributions (other than permitted tax distributions) to the owners of its equity interests.

On December 15, 2021, Brigham Resources entered into the Fourth Amendment to the credit agreement (the “Fourth Amendment”). The Fourth Amendment, among other things, evidenced a further increase of the borrowing base and elected commitments under the prior credit agreement from $165.0 million to $230.0 million.

Availability under our revolving credit facility is governed by a borrowing base, which is subject to redetermination semi-annually. In addition, lenders holding two-thirds of the aggregate commitments may request one additional redetermination each year. Brigham Resources can also request one additional redetermination each year, and such other redeterminations as appropriate when significant acquisition opportunities arise. The borrowing base is subject to further adjustments for asset dispositions, material title deficiencies, certain terminations of hedge agreements and issuances of permitted additional indebtedness. Increases to the borrowing base require unanimous approval of the lenders, while decreases only require approval of lenders holding two-thirds of the aggregate commitments at such time. The weighted average interest rate for the year ended December 31, 2021 was 2.31%. As of December 31, 2021, the borrowing base on our revolving credit facility was $230.0 million, with outstanding borrowings of $93.0 million, resulting in $137.0 million availability for future borrowings.

Our revolving credit facility bears interest at a rate per annum equal to, at our option, the adjusted base rate or the adjusted LIBOR rate plus an applicable margin. The applicable margin is based on utilization of our revolving credit facility and ranges from (a) in the case of adjusted base rate loans, 1.500% to 2.500% and (b) in the case of adjusted LIBOR rate loans, 2.500% to 3.500%. Brigham Resources may elect an interest period of one, two, three, six, or if available to all lenders, twelve months. Interest is payable in arrears at the end of each interest period, but no less frequently than quarterly. A commitment fee is payable quarterly in arrears on the daily undrawn available commitments under our revolving credit facility in an amount ranging from 0.375% to 0.500% based on utilization of our borrowing base. Our revolving credit facility is subject to other customary fee, interest and expense reimbursement provisions.

Our revolving credit facility matures on May 16, 2024. Loans drawn under our revolving credit facility may be prepaid at any time without premium or penalty (other than customary LIBOR breakage) and must be prepaid in the event that exposure exceeds the lesser of the borrowing base and the elected availability at such time. The principal amount of loans that are prepaid are required to be accompanied by accrued and unpaid interest and fees on such amounts. Loans that are prepaid may be reborrowed. In addition, Brigham Resources may permanently reduce or terminate in full the commitments under our revolving credit facility prior to maturity. Any excess exposure resulting from such permanent reduction or termination must be prepaid. Upon the occurrence of an event of default under our revolving credit facility, the Administrative Agent acting at the direction of the lenders holding a majority of the aggregate commitments at such time may accelerate outstanding loans and terminate all commitments under our revolving credit facility, provided that such acceleration and termination occurs automatically upon the occurrence of a bankruptcy or insolvency event of default.

Our revolving credit facility contains customary affirmative and negative covenants, including, without limitation, reporting obligations, restrictions on asset sales, restrictions on additional debt and lien incurrence and restrictions on making distributions (subject to Consolidated Total Leverage Ratio and liquidity thresholds) and investments. In addition, our revolving credit facility requires us to maintain (a) a current ratio of not less than 1.00 to 1.00 and (b) a ratio of total net funded debt to consolidated EBITDA of not more than 3.50 to 1.00. As of December 31, 2021, we were in compliance with all covenants in accordance with our revolving credit facility.

7. Leases

The Company enters into leasing transactions in which the Company is the lessee. The Company’s lease contracts are generally for office buildings, and office equipment. The Company performed evaluations of its contracts and determined it has only operating leases.

In July 2019, the Company entered into a lease agreement for its corporate headquarters located in Austin, TX (the “Bridgepoint Lease”). The Bridgepoint Lease includes approximately 29,546 square feet and commenced in July 2019, with an expiration on June 30, 2027. The Bridgepoint Lease includes lease and non-lease components that we account for as a single lease component as an accounting policy election. See “Note 2—Significant Accounting Policies—Leases—Practical Expedients and Accounting Policy Elections” for further discussion. The Bridgepoint Lease requires monthly lease payments that may be subject to annual increases throughout the lease term and also includes renewal options at the election of the Company to renew or extend the lease for two, consecutive, five-year lease terms. This optional period has not been included in the lease term in the determination of the operating lease right-of-use-assets or operating lease liabilities associated with these leases as the Company did not consider it reasonably certain it would exercise the options. Since the Bridgepoint Lease does not contain an implicit rate, the Company used the incremental borrowing rate of 2% as the discount rate to calculate present value of lease payments. Rent expense on this operating leases is recognized over the term of the lease on a straight-line basis. Rent expense for the years ended December 31, 2021, 2020, and 2019 was $1.3 million, $1.1 million, and $0.6 million, respectively.

The Company also enters into leasing transactions in which the Company is the lessor, primarily through land easements. The Company performed evaluations on all term-based land easements payments received during the year ended December 31, 2021 and determined that all such payments were immaterial in the aggregate.

The following table summarizes the Company’s recognition of its operating lease:

(In Thousands)	Classification	December 31, 2021
Assets
Operating	Operating lease right-of-use assets	$6,764
Liabilities
Current:
Operating	Current operating lease liability	$1,178
Non-current:
Operating	Non-current operating lease liability	$5,742

The table below presents the maturity of the Company’s liabilities under the Bridgepoint Lease as of December 31, 2021.

Commitment
2022	$1,296
2023	1,319
2024	1,340
2025	1,360
2026	1,383
Thereafter	582

Total lease payments	$7,280
Less imputed interest	(360)

Total lease liabilities	$6,920

8. Equity

Class A Common Stock

Brigham Minerals had approximately 48.4 million shares of its Class A common stock outstanding as of December 31, 2021. Holders of Class A common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and are entitled to ratably receive dividends when and if declared by the Company’s Board of Directors. Upon liquidation, dissolution, distribution of assets or other winding up, the holders of Class A common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities.

Class B Common Stock

Brigham Minerals had approximately 11.4 million shares of its Class B common stock outstanding as of December 31, 2021. Holders of the Class B common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Class A common stock and Class B common stock generally vote together as a single class on all matters presented to Brigham Minerals’ stockholders for their vote or approval. Holders of Class B common stock do not have any right to receive dividends or distributions upon a liquidation or winding up of Brigham Minerals.

Treasury Stock

Brigham Minerals repurchased 436,630 shares of its Class A common stock from the September 2020 Selling Stockholders at a price of $8.08 per share (and Brigham LLC redeemed a corresponding number of Brigham LLC Units held by Brigham Minerals). See “Note 1—Business and Basis of Presentation.” As of December 31, 2021, there were 436,630 shares of Class A common stock held in treasury.

Earnings per Share

Basic earnings per share (“EPS”) measures the performance of an entity over the reporting period. Diluted earnings per share measures the performance of an entity over the reporting period while giving effect to all potentially dilutive common shares that were outstanding during the period. Brigham Minerals uses the “if-converted” method to determine the potential dilutive effect of exchanges of outstanding shares of Class B common stock (and corresponding Brigham LLC Units), and the treasury stock method to determine the potential dilutive effect of vesting of its outstanding RSAs, RSUs, PSUs and unvested Incentive Units as defined in “Note 2—Significant Accounting Policies—Earnings Per Share”. Brigham Minerals does not use the two-class method because the Class B common stock and the unvested share-based awards are nonparticipating securities.

For the year ended December 31, 2021, the Class B common stock and the Incentive Units were not recognized in the dilutive EPS calculations as the effect would have been antidilutive. For the year ended December 31, 2020, the Class B common stock, the Incentive Units, RSAs and RSUs were not recognized in dilutive EPS calculations as the effect would have been antidilutive, and the PSUs were not included in the computation of EPS because the performance goals had not been met, assuming the end of the reporting period was the end of the contingency period. For the year ended December 31, 2019, Brigham Minerals’ EPS calculation includes only its share of net income for the period subsequent to the IPO, and omits income or loss prior to the IPO. In addition, the basic weighted average shares outstanding calculation is based on the actual days in which the shares were outstanding from the IPO through December 31, 2019.

The following table reflects the allocation of net income (loss) to common stockholders and EPS computations for the period indicated based on a weighted average number of common stock outstanding for the period:

	Years Ended December 31,
(In Thousands, Except per Share Data)	2021	2020	2019
Basic EPS
Numerator:
Basic net income (loss) attributable to Brigham Minerals, Inc. stockholders	$50,283	$(42,412)	$6,901
Less net income attributable to stockholders pre-IPO	—	—	(848)

Basic net income (loss) attributable to Brigham Minerals, Inc. stockholders post-IPO (1)	$50,283	$(42,412)	$6,053
Denominator:
Basic weighted average shares outstanding (1)	44,576	38,178	22,870
Basic EPS attributable to Brigham Minerals, Inc. stockholders	$1.13	$(1.11)	$0.26
Diluted EPS
Numerator:
Basic net income (loss) attributable to Brigham Minerals, Inc. stockholders post-IPO (1)	$50,283	$(42,412)	$6,053
Diluted net income (loss) attributable to Brigham Minerals, Inc. stockholders	$50,283	$(42,412)	$6,053
Denominator:
Basic weighted average shares outstanding (1)	44,576	38,178	22,870
Effect of dilutive securities:
Unvested equity awards	1,056	—	—

Diluted weighted average shares outstanding	45,632	38,178	22,870
Diluted EPS attributable to Brigham Minerals, Inc. stockholders	$1.10	$(1.11)	$0.26

(1)	Represents earnings per share of Class A common stock and weighted average shares of Class A common stock for the period following the IPO.

9. Temporary Equity and Non-controlling Interest

Temporary equity

Temporary equity represented the 23.2% interest in the units of Brigham LLC not owned by Brigham Minerals, as of December 31, 2020. Class B common stock was classified as temporary equity in the consolidated balance sheet as of December 31, 2020, as pursuant to the Amended and Restated Limited Liability Company Agreement of Brigham LLC (the “Brigham LLC Agreement”), the Redemption Rights of a Brigham LLC Unit Holder for either shares of Class A common stock or an equivalent amount of cash was not solely within Brigham Minerals’ control. This was due to the fact that the holders of Class B common stock controlled a majority of the votes of the Board of Directors through direct representation on the Board of Directors, which allowed the holders of Class B common stock to control the determination of whether to make a cash payment upon a Brigham LLC Unit Holder’s exercise of its Redemption Right.

As a result of the appointment of an additional independent member to our Board of Directors on February 19, 2021, the holders of Class B common stock no longer hold a majority of the votes of the Board of Directors and no longer control the Board of Directors through direct representation on the Board of Directors. Consequently, after February 19, 2021, Class B common stock is presented as non-controlling interest (as discussed below) in the consolidated balance sheet of Brigham Minerals.

Temporary equity was recorded at the greater of the carrying value or redemption amount with a corresponding adjustment to additional paid-in capital. From the date of the IPO through February 18, 2021, Brigham Minerals recorded adjustments to the value of temporary equity as presented in the table below:

(In Thousands)	Temporary Equity Adjustments
Balance - April 17, 2019 (1)	$518,000
Conversion of Class B shares to Class A shares	(104,390)
Net income attribution to temporary equity	9,646
Distribution to holders of temporary equity	(20,321)
Adjustment of temporary equity to redemption amount (2)	51,572

Balance - December 31, 2019	$454,507

Conversion of Class B shares to Class A shares	(97,491)
Net loss attribution to temporary equity	(15,582)
Distribution to holders of temporary equity	(24,793)
Adjustment of temporary equity to redemption amount (3)	(170,361)

Balance - December 31, 2020	$146,280

Net income attributable to temporary equity	1,922
Adjustment of temporary equity to redemption value	54,294
Reclassification to non-controlling interest (4)	(202,496)

Balance - February 18, 2021	$—

(1)

Based on 28,777,802 shares of Class B common stock outstanding and Class A share price of $18.00. In connection with the IPO, the balance transferred from additional paid-in capital to temporary equity was the greater of redemption value or carrying value of the shares of Class B common stock at IPO and included an initial upward adjustment to redemption amount totaling $194.5 million.

(2)	Based on 22,847,045 shares of Class B common stock outstanding and Class A share 10-day VWAP of $19.89 at December 31, 2019.
(3)	Based on 13,167,687 shares of Class B common stock outstanding and Class A share 10-day VWAP of $11.11 at December 31, 2020.
(4)

Based on 13,167,687 shares of Class B common stock outstanding and Class A common stock 10-day volume-weighted average closing price of $15.38 at February 18, 2021. The February 18, 2021 redemption value of temporary equity became the carrying value of non-controlling interest, as discussed below.

Non-controlling Interest

Non-controlling interest represents the 19.0% interest in the units of Brigham LLC not owned by Brigham Minerals, as of December 31, 2021. Class B common stock is classified as non-controlling interest in the consolidated balance sheet as of February 19, 2021 and thereafter.

Each share of Class B common stock does not have any economic rights but entitles its holder to one vote on all matters to be voted on by our stockholders generally, and holders of Brigham LLC Units (and Class B common stock) have a redemption right into shares of Class A common stock. Under the Brigham LLC Agreement, each Brigham LLC Unit Holder, subject to certain limitations, has a right (the “Redemption Right”) to cause Brigham LLC to acquire all or a portion of its Brigham LLC Units for, at Brigham LLC’s election, (i) shares of our Class A common stock at a redemption ratio of one share of Class A common stock for each Brigham LLC Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions or (ii) an equivalent amount of cash. We will determine whether to issue shares of Class A common stock or cash based on facts in existence at the time of the decision, which we expect would include the relative value of the Class A common stock (including trading prices for the Class A common stock at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of preferred stock) to acquire the Brigham LLC Units and alternative uses for such cash. Alternatively, upon the exercise of the Redemption Right, Brigham Minerals (instead of Brigham LLC) will have a call right to, for administrative convenience, acquire each tendered Brigham LLC Unit directly from the redeeming Brigham LLC Unit Holder for, at its election, (x) one share of Class A common stock or (y) an equivalent amount of cash (the “Call Right”). The decision to make a cash payment upon a Brigham LLC Unit Holder’s exercise of its Redemption Right is required to be made by the

Company’s directors who are independent under Section 10A-3 of the Securities Act and do not hold any Brigham LLC Units subject to such redemption. In connection with any redemption of Brigham LLC Units pursuant to the Redemption Right or acquisition pursuant to our Call Right, the corresponding number of shares of Class B common stock will be cancelled.

Non-controlling interest is recorded at its carrying value. For the period from February 19, 2021 to December 31, 2021, the Company recorded adjustments to the value of non-controlling interest as presented in the table below:

(In Thousands)	Non-controlling Interest
Balance - February 19, 2021	$—
Reclassification from temporary equity (1)	202,496
Conversion of Class B common stock to Class A common stock	(27,239)
Net income attributable to non-controlling interest (2)	15,821
Distribution to holders of non-controlling interest declared	(17,833)

Balance - December 31, 2021	$173,245

(1)

Represents the February 19, 2021, redemption value of temporary equity, prior to its reclassification to non-controlling interest. Based on 13,167,687 shares of Class B common stock outstanding and Class A common stock 10-day volume-weighted average closing price of $15.38 at February 18, 2021.

(2)	Net income attributable to non-controlling interest includes the period from February 19, 2021 through December 31, 2021.

10. Share-Based Compensation

LLC Incentive Units

As part of the Second Amended and Restated Limited Liability Company Agreement of Brigham Resources, LLC dated May 8, 2015, Brigham Resources authorized 120,000 restricted incentive units for issuance to management, independent directors, employees, and consultants (such incentive units, as converted as described below, the “Incentive Units”). Brigham Resources granted Incentive Units in April 2013 and September 2015 and 2018. In connection with the 2018 corporate reorganizations and the corporate reorganization consummated in connection with Brigham Minerals’ IPO (collectively with the 2018 corporate reorganizations, the “corporate reorganization”), these Incentive Units were converted into units in Brigham Equity Holdings, LLC (“Brigham Equity Holdings”) with equivalent rights, responsibilities, and preferences. The Incentive Units are subject to vesting as follows: 20% of the Incentive Units were vested on the date of grant and 20% of the Incentive Units vest on each anniversary of the date of grant if the holder remains continuously employed by Brigham Resources or its affiliates through the applicable vesting date. Upon vesting of the Incentive Units, holders of the Incentive Units receive one share of Brigham Minerals’ Class B common stock and one Brigham LLC Unit for each vested Incentive Unit.

In connection with the completion of the IPO, Brigham LLC and Brigham Equity Holdings discontinued granting new Incentive Units; however Brigham Equity Holdings will continue to administer the existing awards that remain outstanding. As discussed in “Note 9—Temporary Equity and Non-controlling Interest,” participants may receive one share of Brigham Minerals’ Class A common stock in exchange for one share of Class B common stock and one Brigham LLC Unit, or cash at the option of Brigham Minerals. Brigham Minerals accounts for the Incentive Units as compensation expense measured at the fair value of the award on the date of grant. No compensation expense was recognized prior to the IPO because the IPO was not considered probable.

A summary of the Incentive Unit activity for the year ended December 31, 2021 is as follows:

	Incentive Units
	Number of Incentive Units	Grant-date Fair Value
Outstanding—January 1, 2021	141,820	$10.04
Vested	(70,911)	$10.04

Outstanding—December 31, 2021	70,909	$10.04

Long Term Incentive Plan

In connection with the IPO, Brigham Minerals adopted the Brigham Minerals, Inc. 2019 Long Term Incentive Plan (“LTIP”) for employees, consultants and directors who perform services for Brigham Minerals. The LTIP provides for issuance of awards based on shares of Class A common stock. Brigham Minerals has issued restricted stock awards (“RSAs”), restricted stock units subject to time-based vesting (“RSUs”) and restricted stock units subject to performance-based vesting (“PSUs”) under the LTIP. The shares to be delivered under the LTIP shall be made available from (i) authorized but unissued shares, (ii) shares held as treasury stock or (iii) previously issued shares reacquired by Brigham Minerals including shares purchased on the open market. A total of 5,999,600 shares of Class A common stock have been authorized for issuance under the LTIP. At December 31, 2021, 3,013,884 shares of Class A common stock remained available for future grants. Currently, all RSAs, RSUs and PSUs granted under the LTIP are entitled to receive dividends (in the case of RSAs) or have dividend equivalent rights (“DERs”), which entitle holders of RSUs and PSUs to the same dividend value per share as holders of the Company’s Class A common stock. Such dividends and DERs are subject to the same vesting and other terms and conditions as the corresponding unvested RSAs, RSUs, and PSUs. Dividends and DERs are accumulated and paid when the underlying shares vest. The fair value of the RSA awards granted with the right to receive dividends and RSU awards granted with the right to receive DERs are generally based on the trading price of the Company’s Class A common stock as of the date of grant. Brigham Minerals accounts for the awards granted under the LTIP as compensation expense measured at the fair value of the award on the date of grant. Brigham Minerals accounts for forfeitures as they occur.

The Company has granted RSAs to certain employees, which are grants of shares of Class A common stock subject to a risk of forfeiture and restrictions on transferability. The share-based compensation expense of such RSAs was determined using the closing price of Class A common stock on April 23, 2019, the date of grant, of $21.25. On April 23, 2019, 312,189 RSAs were granted and 152,742 RSAs vested immediately. The RSAs generally vested in one-third increments on each of April 23, 2020 and 2021 and will vest as to the final one-third increment on April 23, 2022 and are subject to restrictions on transfer and are generally subject to a risk of forfeiture if the award recipient ceases providing services to Brigham Minerals prior to the lapse of such restrictions.

A summary of the RSA activity for the year ended December 31, 2021 is as follows:

	Restricted Stock Awards
	Number of RSAs	Grant Date Fair Value
Unvested at January 1, 2021	68,293	$21.25
Vested (1)	(31,882)	$21.25
Forfeited	(5,978)	$21.25

Unvested at December 31, 2021	30,433	$21.25

(1)	,024 of these RSAs were withheld to satisfy employee tax withholding obligations.

The Company has granted RSUs to certain employees and directors, which represent the right to receive shares of Class A common stock at the end of the vesting period in an amount equal to the number of RSUs that vest. The RSUs issued to employees generally vest in one-third increments over a three-year period and RSUs issued to directors vest in one year from the date of grant. RSUs are subject to restrictions on transfer and are generally subject to a risk of forfeiture if the award recipient ceases providing services to Brigham Minerals prior to the date the award vests. The share-based compensation expense of such RSUs was determined using the closing share price on the applicable date of grant, which is then applied to the total number of RSUs granted. Brigham Minerals accounts for forfeitures as they occur. Brigham Minerals withheld 181,182 RSUs to satisfy employee tax withholding obligations totaling $3.8 million, related to the RSUs that vested in 2021.

A summary of the RSU activity for the year ended December 31, 2021 is as follows:

	Restricted Stock Awards
	Number of RSUs	Weighted- Average Grant Date Fair Value
Unvested at January 1, 2021	562,871	$17.81
Granted	583,998	$16.31
Vested	(578,577)	$17.48
Forfeited	(14,316)	$18.49

Unvested at December 31, 2021	553,976	$16.55

The Company has granted PSUs to certain officers and managers, which vest based on continuous employment and satisfaction of a market condition based on the absolute total stockholder return of the Company’s common stock, including paid dividends, over an approximate three-year performance period. The terms and conditions of the PSUs allow for vesting of the awards ranging between 0% (or forfeiture) and 200% of target. Expense related to these PSUs is recognized on a straight-line basis over the length of the applicable performance period. All compensation expense related to the market-based awards will be recognized if the requisite service period is fulfilled, even if the market condition is not achieved. The grant date fair value of such PSUs was determined using a Monte Carlo simulation model that utilizes multiple input variables that determine the probability of satisfying the market condition stipulated in the award to calculate the fair value of the award. Expected volatilities in the model were estimated on the basis of historical volatility of a group of publicly traded oil and gas companies with a performance period of approximately three years. The risk-free interest rate was based on the United States Treasury rate for a term commensurate with the expected life of the grant.

The Company granted 753,546 PSUs (based on target) on April 23, 2019, with a performance period that ends on December 31, 2021. On December 31, 2021, 714,350 PSUs vested, based on 94.8% achievement of target, 39,196 PSUs were forfeited, and 271,521 PSUs totaling $5.7 million were withheld to satisfy employee tax withholding obligations. During the year ended December 31, 2020, 434,265 PSUs (based on target) were granted with a performance period that ends on December 31, 2022. During the year ended December 31, 2021, 472,378 PSUs (based on target) were granted with a performance period that ends on December 31, 2023. Using the assumptions in the table below, Brigham Minerals estimated the fair value of PSUs to be $17.02, $6.41 and $12.18, for PSUs granted in 2021, 2020 and 2019, respectively.

	Years Ended December 31,
	2021	2020	2019
Expected dividend yield	6%	11.5%	8.1%
Risk-free interest rate	0.27%	1.4%	2.3%
Volatility	45%	35%	30%

A summary of the PSU activity for the year ended December 31, 2021 is as follows:

	Target PSUs	Grant Date Fair Value
Unvested at January 1, 2021	1,187,811	$10.07
Granted	472,378	$17.02
Vested	(714,350)	$12.18
Forfeited	(39,196)	$12.18

Unvested at December 31, 2021	906,643	$11.94

Share-Based Compensation Expense

Share-based compensation expense is included in general and administrative expense in the Company’s consolidated statement of operations. Share-based compensation expense recorded for each type of share-based compensation award, was as follows for the periods indicated:

	Years Ended December 31,
(In Thousands)	2021	2020	2019
Incentive Units (1) (3)	$712	$712	$2,904
RSAs (2) (3)	623	1,254	3,972
RSUs (3)	10,128	7,390	4,630
PSUs (4)	6,288	4,259	2,361
Capitalized share-based compensation (5) (6)	(8,048)	(6,086)	(3,818)

Total share-based compensation expense	$9,703	$7,529	$10,049

(1)

Includes a cumulative effect adjustment to share-based compensation expense of $2.0 million pertaining to the period from the grant date through the IPO date. No compensation expense was recorded prior to the IPO because the IPO was not considered probable.

(2)	Includes $3.2 million recorded at grant date of April 23, 2019, associated with 152,742 RSAs, which vested immediately during the year ended December 31, 2019.
(3)	Share-based compensation expense relating to Incentive Units, RSAs, and RSUs with ratable vesting is recognized on a straight-line basis over the requisite service period for the entire award.
(4)	Share-based compensation expense relating to PSUs with cliff-vesting is recognized on a straight-line basis over the performance period for the entire award.
(5)

During the year ended December 31, 2021, Brigham Minerals capitalized $3.6 million of the share-based compensation to unevaluated property and $4.4 million to evaluated property on its consolidated balance sheet.

(6)	Brigham Minerals capitalizes a portion of the share-based compensation expense incurred after the IPO.

Future Share-Based Compensation Expense

The following table reflects the future share-based compensation expense expected to be recorded for the share-based compensation awards that were outstanding at December 31, 2021, a portion of which will be capitalized:

(In Thousands)	Incentive Units	RSAs	RSUs	PSUs	Total
Year
2022	$534	$200	$5,815	$4,030	$10,579
2023	—	—	2,822	3,063	5,885

Total	$534	$200	$8,637	$7,093	$16,464

11. Income Taxes

The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are calculated by applying existing tax laws and the rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

Brigham Minerals periodically assesses whether it is more likely than not that it will generate sufficient taxable income to realize its deferred income tax assets, including net operating losses. In making this determination, Brigham Minerals considers all available positive and negative evidence and makes certain assumptions. Brigham Minerals considers, among other things, its deferred tax liabilities, the overall business environment, its historical earnings and losses, current industry trends and its outlook for future years. Brigham Minerals’ management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets and as a result, Brigham Minerals did not record a valuation allowance at December 31, 2021 and 2020.

Brigham Minerals has evaluated all tax positions for which the statute of limitations remains open and believes that the material positions taken would more likely than not be sustained by examination. Therefore, at December 31, 2021 and 2020, Brigham Minerals had not established any reserves for, nor recorded any unrecognized benefits related to, uncertain tax positions.

Brigham Resources, the Company’s predecessor, is a limited liability company that is not subject to U.S. federal income tax, but is subject to the Texas Margin Tax and state income taxes in Oklahoma, North Dakota, and Colorado. As part of the corporate reorganization, certain entities affiliated with Warburg Pincus contributed all of their respective interests in certain wholly owned “blocker” entities through which they held interests in Brigham Resources to Brigham Minerals in exchange for all of the outstanding shares of common stock of Brigham Minerals. On the date of the corporate reorganization, a corresponding “first day” tax charge of approximately $3.1 million was recorded to establish a net deferred tax liability for differences between the tax and book basis of the investment in Brigham Resources. The offset of the deferred tax liability was recorded to additional paid-in-capital.

Brigham Minerals is a corporation and is subject to U.S. federal income tax. In April 2019, Brigham Minerals completed the IPO of 16,675,000 shares of Class A common stock at a price to the public of $18.00 per share. The tax implications of the July 2018 restructuring, IPO and the tax impact of the Company’s status as a taxable corporation subject to U.S. federal income tax have been reflected in the accompanying consolidated financial statements. On IPO date, a corresponding tax benefit of approximately $13.7 million was recorded associated with the differences between the tax and book basis of the investment in Brigham Resources. The offset of the deferred tax asset was recorded to additional paid-in capital.

After the December 2019 Offering, as discussed in “Note 1—Business and Basis of Presentation”, a corresponding tax benefit of approximately $9.5 million was recorded associated with the differences between the tax and book basis of the investment in Brigham Resources. After the June 2020 Secondary Offering and September 2020 Secondary Offering, and corresponding redemptions, as discussed in “Note 1—Business and Basis of Presentation”, a corresponding reduction to the tax benefit of approximately $0.8 million and $2.8 million, respectively, was recorded associated with the differences between the tax and book basis of the investment in Brigham Resources. The offset of the deferred tax asset was recorded to additional paid-in capital.

The effective combined U.S. federal and state income tax rate for the year ended December 31, 2021 was 19%. During the year ended December 31, 2021, the Company recognized income tax expense of $16.3 million. During the years ended December 31, 2020 and 2019, the Company recognized income tax benefit of $12.8 million and income tax expense of $2.7 million, respectively. Total income tax expense for the years ended December 31, 2021, 2020 and 2019 differed from amounts computed by applying the U.S. federal statutory tax rate of 21% due to the impact of the temporary equity, net income attributable to Predecessor, state taxes (net of the anticipated federal benefit), and percentage depletion in excess of basis.

	Years Ended December 31,
(In Thousands)	2021	2020	2019
State Income Tax
Current expense	$270	$122	$692
Deferred expense/(benefit)	2,182	(1,876)	63
Federal Income Tax
Current expense/(benefit)	10,217	(2,942)	1,322
Deferred expense/(benefit)	3,584	(8,066)	602

Totals:	$16,253	$(12,762)	$2,679

Total current income tax expense/(benefit)	$10,487	$(2,820)	$2,014
Total deferred income tax expense/(benefit)	5,766	(9,942)	665

Totals:	$16,253	$(12,762)	$2,679

The following table reconciles the income tax provision with income tax expense at the federal statutory rate for the periods indicated:

	Years Ended December 31,
(In Thousands)	2021	2020	2019
Income (loss) before income taxes	$84,279	$(70,756)	$24,318
Less: income before income taxes attributable to predecessor	—	—	5,118
Less: income (loss) before income taxes attributable to non-controlling interests and temporary equity	17,851	(15,270)	9,858

Income (loss) before income taxes attributable to stockholders	$66,428	$(55,486)	$9,342

	Years Ended December 31,
(In Thousands)	2021	2020	2019
Income tax at the federal statutory rate	$13,950	$(11,652)	$1,962
State income taxes, net of federal benefit	540	(1,223)	717
State rate change (1)	1,397	—	—
Other federal tax effects	366	113	—

Total income tax provision	$16,253	$(12,762)	$2,679

(1)	We recorded $1.4 million in deferred tax expenses to remeasure our deferred tax assets based on the tax rates that are expected to apply as the asset is realized in future periods.

Brigham Minerals had $25.3 million and $24.9 million recorded as deferred tax asset as of December 31, 2021 and 2020. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets were are follows:

	Years Ended December 31,
(In Thousands)	2021	2020
Deferred tax assets:
Loss carryforwards	$441	$627
Investment in subsidiary	25,102	24,405

Total deferred tax assets:	$25,543	$25,032
Deferred tax liabilities:
Oil and gas properties	$(235)	$(112)

Total deferred tax liabilities	$(235)	$(112)

12. Commitments and Contingencies

Contingencies

Brigham Minerals may, from time to time, be a party to certain lawsuits and claims arising in the ordinary course of business. The outcome of such lawsuits and claims cannot be estimated with certainty and management may not be able to estimate the range of possible losses. Brigham Minerals records reserves for contingencies when information available indicates that a loss is probable and the amount of the loss can be reasonably estimated. Brigham Minerals had no reserves for contingencies at December 31, 2021 and December 31, 2020.

13. Related-Party Transactions

Brigham Land Management (“BLM”) occasionally provides us with land brokerage services. The services are provided at market prices and are periodically verified by third-party quotes. BLM is owned by Vince Brigham, an advisor to us and brother of Ben M. Brigham, founder and Executive Chairman of the Board. For the year ended December 31, 2021, 2020 and 2019 the amounts paid to BLM for land brokerage services were immaterial. At December 31, 2021, 2020 and 2019, the liabilities recorded for services performed by BLM were immaterial.

We provide certain services to Brigham Earth, LLC and affiliated entities. These include IT services and certain software, phone and equipment licenses. The IT services are passed through at our cost, which includes an allocable share of employee salary and administrative expenses. The software, phone and equipment licenses are passed through at our direct costs. Brigham Earth, LLC and its affiliated entities are owned in part by Ben M. Brigham, our founder and Executive Chairman of the Board.

Brigham Exploration Company, partially owned by Ben M. Brigham, on occasion leases some of our acreage at market rates. Brigham Minerals did not lease any acreage to Brigham Exploration Company during the years ended December 31, 2021 and 2020. We received $0.4 million for the year ended December 31, 2019 in connection with such leases.

14. COVID-19 Pandemic and Impact on Global Demand for Oil and Natural Gas

The ongoing global spread of a novel strain of coronavirus (SARS-Cov-2), which causes COVID-19, remains a global pandemic, however, with the gradual easing of COVID-19 lockdown restrictions globally, primarily due to the increase in accessibility of vaccines and demand for the commodities produced by the oil and natural gas industry have continued to improve. In addition, commodity prices in 2021 have improved substantially from historic lows in 2020 and the current outlook on commodity prices is generally favorable. However, the duration of COVID-19 pandemic and potential future impact to our business and industry continues to be unpredictable and dynamic.

Winter Storm Uri

In February 2021, Winter Storm Uri caused severe winter weather and freezing temperatures in the southern United States, which effected our properties in the Permian and Anadarko Basins, resulting in the curtailment of a portion of our production, delays in drilling and completion of wells, other operational constraints and ultimately adversely impacted our first quarter 2021 production. These curtailments, delay and operational constraints also resulted in increases in commodity prices, primarily natural gas prices. For example, the Henry Hub spot market price for natural gas for the month of February 2021 ranged from a low of $2.66 per MMBtu to a high of $23.86 per MMBtu. Given we do not operate our properties, Brigham Minerals had limited visibility into the timing of when production resumed and was required to estimate the amount of production delivered to the purchaser and the price that would ultimately be received for the sale of the product.

15. Subsequent Events

On February 10, 2022, Brigham Minerals entered into a definitive purchase and sale agreement to acquire approximately 1,800 net royalty acres in the Midland Basin largely operated by Pioneer Natural Resources and Endeavor Energy Resources for approximately $15 million in cash and approximately 800,000 shares of Class A common stock subject to certain closing adjustments.

On February 18, 2022, Brigham Minerals declared a dividend of $0.45 per Class A common stock payable on March 25, 2022, to stockholders of record at the close of business on March 18, 2022.

16. Reserve and Related Financial Data (SMOG)—Unaudited

Oil and Natural Gas Reserves

Proved reserves represent quantities of oil, natural gas and NGLs which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be recoverable in the future from known reservoirs under existing economic conditions, operating methods and government regulations. Proved developed reserves are proved reserves which can be expected to be recovered through existing wells with existing equipment, infrastructure and operating methods. Proved reserves were estimated in accordance with guidelines established by the SEC, which require that reserve estimates be prepared under existing economic and operating conditions based upon the 12-month unweighted average of the first-day-of-the-month prices.

The reserves at December 31, 2021, 2020 and 2019 presented below were audited by CG&A. Estimates of proved reserves are inherently imprecise and are continually subject to revision based on production history, results of additional exploration and development, price changes and other factors. The reserves are located in various fields in Texas, New Mexico, Oklahoma, Colorado, Wyoming, North Dakota, and Montana. All of the proved reserves are located in the continental United States.

	Crude Oil (MBbl)	Natural Gas (MMcf)	NGL (MBbl)	Total (MBoe)
Proved reserve quantities, December 31, 2018	12,991	51,796	5,117	26,741
Sales of minerals-in-place	(182)	(697)	(110)	(409)
Extensions and discoveries	1,997	7,780	817	4,110
Acquisitions	4,256	13,053	1,218	7,651
Revisions of previous estimates	(586)	(5,495)	(797)	(2,299)
Production	(1,515)	(4,707)	(407)	(2,706)

	Crude Oil (MBbl)	Natural Gas (MMcf)	NGL (MBbl)	Total (MBoe)
Proved reserve quantities, December 31, 2019	16,961	61,730	5,838	33,088
Sales of minerals-in-place	—	(286)	(1)	(48)
Extensions and discoveries	876	2,545	291	1,591
Acquisitions	1,235	3,652	331	2,174
Revisions of previous estimates	(4,049)	(18,188)	(1,189)	(8,271)
Production	(1,823)	(5,809)	(680)	(3,471)

Proved reserve quantities, December 31, 2020	13,200	43,644	4,590	25,063
Sales of minerals-in-place	(71)	(780)	(73)	(275)
Extensions and discoveries	1,666	4,404	623	3,024
Acquisitions	2,739	14,683	1,662	6,849
Revisions of previous estimates	1,053	10,107	1,706	4,444
Production	(1,677)	(5,886)	(642)	(3,300)

Proved reserve quantities, December 31, 2021	16,910	66,172	7,866	35,805
Proved reserve quantities at December 31, 2021 attributable to non-controlling interest	3,213	12,573	1,495	6,803
Proved developed reserve quantities:
December 31, 2019	9,924	33,232	2,494	17,957
December 31, 2020	9,403	31,873	3,426	18,141
December 31, 2021	13,148	56,372	6,367	28,911
Proved developed reserves at December 31, 2021 attributable to temporary equity	2,498	10,711	1,210	5,493
Proved undeveloped reserve quantities:
December 31, 2019	7,037	28,498	3,344	15,131
December 31, 2020	3,797	11,771	1,164	6,922
December 31, 2021	3,762	9,800	1,499	6,894
Proved undeveloped reserves at December 31, 2021 attributable to temporary equity	715	1,862	285	1,310

Changes in proved reserves that occurred during 2021 were primarily due to:

•

the acquisition of additional mineral interests located in the Permian, DJ and Williston Basins in multiple transactions. The acquired proved reserves of 6,849 MBoe throughout the year were offset by the divestiture of 275 MBoe of proved reserves;

•

well additions, extensions and discoveries of approximately 3,024 MBoe, as gross horizontal well locations were converted from probable, possible and contingent resources to proved, due to continuous activity and delineation of additional zones on our mineral and royalty interests;

•	positive revision of 3,591 MBoe attributable to an increase in SEC pricing; and

•	positive revision of 852 MBoe due to PDP outperformance, estimate ultimate recovery (“EUR”) adjustments, refined gas and NGL processing assumptions, and unit configuration.

Changes in proved reserves that occurred during 2020 were primarily due to:

•

the acquisition of additional mineral interests located in the Permian, Anadarko, DJ and Williston Basins in multiple transactions. The acquired proved reserves of 2,174 MBoe throughout the year were offset by the divestiture of 48 MBoe of proved reserves;

•

well additions, extensions and discoveries of approximately 1,591 MBoe, as approximately 342 gross horizontal well locations were converted from probable, possible and contingent resources to proved, due to continuous activity and delineation of additional zones on our mineral and royalty interests;

•	negative revisions of 2,645 MBoe attributable to reduction in SEC pricing;

•	as a result of decreased operator activity throughout 2020, a reclass of 7,036 MBoe to non-proved due to future locations falling outside the SEC five-year rule for PUDs; and

•	positive revision of 1,410 MBoe attributable to estimate ultimate recovery (“EUR”) adjustments, refined gas and NGL processing assumptions, and unit configuration.

Changes in proved reserves that occurred during 2019 were primarily due to:

•

the acquisition of additional mineral interests located in the Permian, Anadarko, DJ and Williston Basins in multiple transactions, which included 7,242 MBoe of additional proved reserves which is comprised of 7,651 MBoe of acquired proved reserves and divestiture of 409 MBoe of proved reserves within the year;

•

well additions extensions and discoveries of approximately 4,110 MBoe, as approximately 900 gross horizontal well locations were converted from probable, possible and contingent resources to proved, due to continuous activity and delineation of additional zones on our mineral and royalty interests; and

•

net volume revisions of approximately 2,299 MBoe. These revisions were comprised of 902 MBoe of negative revisions attributable to pricing as well as approximately 1,397 MBoe attributable to operator development timing, unit configuration and EUR adjustments to existing proved locations.

Standardized Measure of Discounted Future Net Cash Flows

Guidelines prescribed in FASB’s Accounting Standards Codification (“ASC”) Topic 932 Extractive Industries—Oil and Gas, have been followed for computing a standardized measure of future net cash flows and changes therein relating to estimated proved reserves. Future cash inflows are determined by applying prices and costs, including transportation, quality, and basis differentials, to the year-end estimated quantities of oil, natural gas and NGLs to be produced in the future. The resulting future net cash flows are reduced to present value amounts by applying a ten percent annual discount factor.

The assumptions used to compute the standardized measure are those prescribed by the FASB and the SEC. These assumptions do not necessarily reflect Brigham Resources’ expectations of actual revenues to be derived from those reserves, nor their present value. The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure computations since these reserve quantity estimates are the basis for the valuation process. Reserve estimates are inherently imprecise and estimates of new discoveries and undeveloped locations are more imprecise than estimates of established proved producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available.

The following summary sets forth the future net cash flows relating to proved oil and gas reserves based on the standardized measure prescribed in ASC Topic 932:

	For the Years Ended December 31,
(In Thousands)	2021	2020	2019
Future crude oil, natural gas, and NGL sales	$1,512,784	$562,545	$1,042,118
Future severance tax and ad valorem taxes	(109,849)	(39,318)	(73,627)
Future income tax expense	(214,311)	(46,908)	(143,599)

Future net cash flows	1,188,624	476,319	824,892
10% annual discount	(549,768)	(205,551)	(359,258)

Standardized measure of discounted future net cash flows	$638,856	$270,768	$465,634

Standardized measure of discounted future net cash flows attributable to temporary equity	$121,383	$62,853	$186,999

The following prices were used in the determination of standardized measure:

	For the Years Ended December 31,
	2021	2020	2019
Oil (per Bbl)	$64.46	$36.35	$51.01
Natural gas (per Mcf)	3.22	1.03	1.51
NGLs (per Bbl)	26.65	8.19	14.39

These prices were based on the 12-month arithmetic average first-of-month West Texas Intermediate (“WTI”) price of oil and Henry Hub price of natural gas. The NGL pricing varied by basin at 29% to 41% of WTI. All p rices have been adjusted for transportation, quality, basis differentials and post-production costs.

The principal sources of change in the standardized measure of discounted future net cash flows are:

	For the Years Ended December 31,
(In Thousands)	2021	2020	2019
Standardized measure of discounted future net cash flows, beginning of the year	$270,768	$465,634	$443,459
Changes in the year resulting from:
Sales, less production costs	(140,561)	(73,654)	(86,492)
Revisions of previous quantity estimates	106,664	(135,926)	(41,539)
Extensions, discoveries, and other additions	74,305	21,011	69,057
Net change in prices and production costs	268,687	(131,886)	(99,660)
Accretion of discount	23,763	54,741	51,949
Purchase of reserves in place	151,547	27,241	137,819
Divestitures of reserves in place	(2,375)	(250)	(5,783)
Net change in taxes	(87,960)	53,786	(5,739)
Timing differences and other	(25,982)	(9,929)	2,563

Standardized measure of discounted future net cash flows, end of the year	$638,856	$270,768	$465,634

Capitalized oil and natural gas costs

The aggregate amounts of costs capitalized for oil and natural gas producing activities and related aggregate amounts of accumulated depletion follow:

	For the Years Ended December 31,
(In Thousands)	2021	2020	2019
Oil and gas properties, at cost, using full cost method of accounting:
Unevaluated property	$338,613	$325,091	$291,664
Evaluated property	633,138	488,301	449,061

Total oil and gas properties, at cost	971,751	813,392	740,725
Less accumulated depreciation, depletion, and amortization	(239,612)	(189,546)	(61,103)

Total oil and gas properties, net	$732,139	$623,846	$679,622

Costs incurred in oil and natural gas activities

The following costs were incurred in oil and natural gas producing activities:

	For the Years Ended December 31,
(In Thousands)	2021	2020	2019
Acquisition of oil and gas properties
Unevaluated	$51,934	$35,725	$78,093
Evaluated	98,377	30,856	140,025

Total	$150,311	$66,581	$218,118